Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

February 28, 2014

Digital Notes These Notes are designed to provide the potential for enhanced yield in the form of a pre-determined fixed return if the reference asset appreciates at all in exchange for full principal at risk. Digital Notes (“Notes”) offer investors at maturity the potential of a fixed positive return (which we refer to as the “digital return”) tied to the performance of a specified reference asset. At maturity, if the closing level of the reference asset at maturity (which we refer to as the “final level”) is equal to or greater than the level of the reference asset set on the trade date (which we refer to as the “initial level”), the investor receives (a) the principal invested plus (b) the product of the principal invested times the digital return, regardless of the extent of that appreciation. Otherwise, the investor is fully exposed to the decline in the reference asset and the principal amount received at maturity will be less than originally invested and may be zero. As such, investors in the Notes must be (i) willing to forgo any appreciation of the reference asset beyond the digital return and (ii) willing to accept full downside exposure to the reference asset. Digital Notes can be structured to provide exposure to a range of asset classes, including equities, commodities, currencies and interest rates. Typically, the reference asset is an exchange-traded fund, equity-linked index, single stock or a basket consisting of the foregoing. Hypothetical Terms* Digital Return 10.00% Payment At Maturity If the final level is equal to or greater than the initial level, the maturity payment equals (a) the principal invested plus (b) the product of the principal invested times the digital return; or If the final level is less than the initial level, the maturity payment equals (a) the principal invested plus (b) the product of (i) the principal invested times (ii) the reference asset return (which will be negative). The reference asset return is equal to the performance of the reference asset as measured from its initial level to its final level. In such a scenario, investors will be fully exposed to the negative performance of the reference asset and will lose some or all of their principal amount invested. Hypothetical Payout Profile * Hypothetical Payouts At Maturity* Note Return Reference Amount Payable at (as measured from Asset Maturity (as a percentage the trade date to Return of principal amount) maturity) 40.00% 110.00% 10.00% 20.00% 110.00% 10.00% 10.00% 110.00% 10.00% 5.00% 110.00% 10.00% 0.00% 110.00% 10.00% -5.00% 95.00% -5.00% -10.00% 90.00% -10.00% -20.00% 80.00% -20.00% -40.00% 60.00% -40.00% *The description and terms above are for illustrative purposes only and are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related materials of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment. Investors should review the section headed “Risk Factors” or equivalent of the applicable offering documents for a complete description of the risks associated with a particular investment. The structured investment discussed herein is not suitable for all investors. Structured investments are not conventional debt securities. They are complex in nature and the specific terms and conditions will vary for each offering. Prospective investors should evaluate their financial objectives and tolerance for risk prior to investing in any structured investment. Such investments are not bank deposits but are senior, unsecured debt obligations of the issuer and all returns and any principal amount due at maturity are subject to the applicable issuer credit risk. Important Information SEC Registered (Public) Offerings

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the SEC registered offerings by that issuer, to which this communication relates. Before you invest, you should read the prospectus in the applicable registration statement and the other documents the issuer, has filed with the SEC for more complete information about the issuer, and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a prospectus and any other documents related to the offerings, either in hard copy or electronic form, by calling toll-free +1 888 227 2275 (Extension 2-3430) or by calling your sales representative. The SEC registered offerings described in this brochure are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency, or instrumentality. Investment Information This factsheet does not, by itself, constitute an offering of any specific structured investment. Any figures or terms provided in this factsheet are sample product terms, illustrative and are no indication of what actual terms or returns will be. This factsheet does not consider the effect taxes and fees will have on your returns. The terms of each product vary from offering to offering. Before making an investment in any product, you should obtain and carefully read the legal documents relating to that product offering, which will contain additional information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses. Additionally, such legal documents will contain the only complete description, terms and conditions of that product. Certain Risk Considerations Some of the risks related to the Notes, specifically, and structured investments, generally, are described below. Before investing in any structured investment, you should read the relevant prospectus or offering document for a detailed explanation of the terms, risks, tax treatment and other relevant information of the investment. We also urge you to consult your financial, tax and legal advisors before investing. You May Lose Some or All of Your Initial Investment The payment at maturity, if any, will be based on the performance of the reference asset as measured from the value set on the trade date to the closing value of the reference asset at maturity. If the closing value of the reference asset at maturity is lower than the value set on the trade date, the Notes expose investors to the same downside risk as the reference asset. You could lose some or all of your principal invested. Issuer Credit Risk The types of structured investments detailed in this document are senior unsecured obligations of the applicable issuer and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the structured investments, including any payment of principal, depends on the ability of the issuer to meet its obligations as they come due. As a result, the actual and perceived creditworthiness of the issuer may affect the market value of the structured investment. In the event the issuer was to default on its obligations, you may not receive the amounts owed to you under the terms of the structured investments. No Rights to the Reference Asset As a holder of the Notes, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have. The Payment at Maturity Is Based on the Value of the Reference Asset at Maturity If the closing value of the reference asset at maturity is less than the value set on the trade date, then your principal invested will be subject to such loss. The payment at maturity is not based on any value of the reference asset at any time other than the closing value at maturity. Therefore, if the value of the reference asset drops precipitously at maturity, the value of the payment at maturity on your Notes that you receive (whether in the form of a cash payment or shares of the reference asset), if any, will be significantly less than it would have been had your payment at maturity been linked to the value of the Reference Asset at a time prior to such drop. Limited Liquidity You should be willing to hold the structured investments to maturity. There may be little or no secondary market for a particular structured investment. If the applicable offering document(s) so specifies, the issuer may intend to make a secondary market in the structured investments. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the structured investments. If you sell structured investments prior to their maturity, you may have to sell them at a substantial loss. Certain Built-in Costs are Likely to Adversely Affect the Value of the Structured Investments Prior to Maturity The original issue price of a structured investment includes the agent’s commission and the cost of hedging the issuer’s obligations under the structured investments. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which the issuer or an affiliate of the issuer will be willing to purchase structured investments from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the structured investment could result in a substantial loss to you. Market Risk/Price Volatility/Historical Results Not Indicative of Future Performance Movements in value of the reference asset and the respective components, if applicable, are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the value of the reference asset will rise or fall during the term of the structured investment. The historical or hypothetical performance of the reference asset should not be taken as an indication of the future performance of the reference asset. Changes in the value of the reference asset will determine the maturity payment on the structured investment. Therefore, you may receive less, and potentially substantially less, than the principal invested if the value of the reference asset declines. As such, you should be willing and able to bear the loss of some or all of the principal invested. In addition to the value of the reference asset on any day, the market value of the structured investment will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the reference asset or its underlying components, if applicable; the time to maturity of the structured investments; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the structured investments; and the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer. The Return on the Notes Will Not Exceed the Digital Return The Notes may not have the same price appreciation potential as the reference asset to which they are linked because if the performance of the reference asset, as measured from the value set on the trade date to the closing value at maturity, exceeds the digital return, the return on your Notes will, nonetheless, be limited to the digital return. In contrast, a direct investment in the reference asset may entitle you to the full appreciation of the reference asset. The Payment at Maturity Is Based on the Value of the Reference Asset at Maturity If the closing value of the reference asset at maturity is less than the value set on the trade date, then your principal invested will be subject to such loss. The payment at maturity is not based on any value of the reference asset at any time other than the closing value at maturity. Therefore, if the value of the reference asset drops precipitously at maturity, the value of the payment at maturity on your Notes that you receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the value of the reference asset at a time prior to such drop. Potential Conflicts of Interests The issuer of a structured investment and its affiliates may serve in a variety of roles in connection with the investment including acting as could serve as the calculation agent and hedging the issuer’s obligation under the investment. The calculation agent will make determinations related to the structured investments, including calculating the amounts payable to you under the structured investments and making judgments related to the levels or values or any other affected variable under certain circumstances. In performing these duties, the economic interests of the issuer and its affiliates are potentially adverse to your interests as an investor in the structured investments. In addition, the Wealth and Investment Management division of Barclays Capital Inc. (“WIM”), may offer structured investments issued by Barclays Bank PLC, an affiliate of WIM, to its clients and be compensated for doing so. WIM, functioning in the United States through Barclays Capital Inc., will be acting as agent for Barclays Bank PLC in connection with the distribution of such structured investments to you and, as such, its role may create a potential conflict of interest. WIM is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of such structured investments by you. If you are considering whether to invest in such investments through WIM, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.